Exhibit 99.1

CONSENT OF EVERCORE GROUP L.L.C.

September 27, 2023

The Board of Directors of Crestwood Equity GP LLC,

the general partner of Crestwood Equity Partners LP

811 Main Street, Suite 3400

Houston, TX 77002

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated August 15, 2023, to the Board of Directors of Crestwood Equity GP LLC, the general partner of Crestwood Equity Partners LP (“Crestwood”), as Annex B to, and reference thereto under the captions “Summary–Risk Factors,” “Summary–Opinion of Crestwood’s Financial Advisor,” “Risk Factors,” “Proposal 1: The Merger–Background of the Merger,” “Proposal 1: The Merger–Recommendation of the Crestwood Board of Directors and Reasons for the Merger,” “Proposal 1: The Merger–Opinion of Crestwood’s Financial Advisor,” “Proposal 1: The Merger–Crestwood and Energy Transfer Unaudited Prospective Financial Information,” and “The Merger Agreement–Representations and Warranties” in the proxy statement/prospectus included in the Registration Statement on Form S-4 filed by Energy Transfer LP (“Energy Transfer”) with the U.S. Securities and Exchange Commission on September 14, 2023, and any amendments thereto (the “Registration Statement”) and relating to the proposed merger involving Energy Transfer and Crestwood. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement/prospectus or any other document, except with our prior written consent. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, EVERCORE GROUP L.L.C.

By:	/s/ Robert A. Pacha
Robert A. Pacha
Senior Managing Director